LIMITED LIABILITY COMPANY AGREEMENT

OF

Cinergy Solutions of South Charleston, LLC

        This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of August 24, 2004, Cinergy Solutions of South Charleston, LLC, a Delaware limited liability company (the “Company”), is entered into by Cinergy Solutions, Inc. a Delaware corporation, as the sole member of the Company (the “Member”) to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6 §§18-101, et seq. (the “Act”).

RECITALS

        WHEREAS, in accordance with Section 18-201(d) of the Act, it is the intention of the Member that this Agreement be effective as of the date of formation, August 24, 2004; and

        WHEREAS, the Member desires to set forth its understandings regarding its rights, obligations and interests with respect to the affairs of the Company and the conduct of its business.

        NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

Definitions

        Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act.

ARTICLE II

General Provisions

        Section 2.1 Company Name. The name of the Company is “Cinergy Solutions of South Charleston, LLC.” The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the member(s).

      Section 2.2 Registered Office; Registered Agent.

    (a)        The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is, The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

    (b)        The business address of the Company is 139 East Fourth Street, Cincinnati, Ohio, 45202, or such other place as the Member shall designate.

        Section 2.3 Nature of Business Permitted; Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

        Section 2.4 Business Transactions of a Member with the Company. In accordance with Section 18-107 of the Act, a member may transact business with the Company and, subject to applicable law and this Agreement, shall have the same rights and obligations with respect to any such matter as a person who is not a member.

        Section 2.5 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on December 31 of each year.

        Section 2.6 Effective Date. In accordance with Section 18-201(d) of the Act, it is the intention of the Member that this Agreement be effective as of the date of formation, August 24, 2004.

ARTICLE III

Member(s)

      Section 3.1 Admission of Member(s).

    (a)        Simultaneously with the effectiveness of this Agreement in accordance with Section 2.6 hereof, Cinergy Solutions, Inc. is admitted as the sole Member of the Company in respect of the Interest (as hereinafter defined) being acquired hereunder.

    (b)        Additional Members may only be admitted to the Company upon the consent of all Members, which consent may be evidenced by, among other things, the execution of an amendment to or an amendment and restatement of this Agreement.

      Section 3.2 Interest.

    (a)        The Company shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act, the “Interest”) that shall not be certificated, and shall include any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

    (b)        In the event that there is more than one member, each member’s Interest in the Company shall be expressed as a percentage equal to the ratio on any date of such member’s capital contributions on such date to the aggregate capital contributions of all members on such date, (as to any member, his or its “Percentage Interest”). In the event there shall only be one member, its “Percentage Interest” shall be 100% for purposes of this Agreement.

      Section 3.3 Liability of Member(s).

    (a)        All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

    (b)        Except as otherwise expressly required by law, a member shall not have any liability in excess of (i) the amount of its aggregate capital contributions to the Company, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments, if any, expressly provided for in this Agreement or any amendment hereto and (iv) the amount of any distributions wrongfully distributed to it.

      Section 3.4 Access to and Confidentiality of Information; Records.

    (a)        Any member shall have the right to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the member’s interest as a member of the Company, the documents and other information described in Section 18-305(a) of the Act.

    (b)        Any demand by a member pursuant to this Section 3.4 shall be in writing and shall state the purpose of such demand.

      Section 3.5 Meetings of Member(s).

    (a)        Meetings of the member(s) may be called at any time by any member.

    (b)        Except as otherwise provided by law, (i) if there shall be more than one member of the Company, a majority in Percentage Interests of the Company, entitled to vote at the meeting shall constitute a quorum at all meetings of the member(s), so long as at least one duly authorized representative of each member are in attendance at such meetings of the members, or (ii) if there shall only be one member, such member shall constitute a quorum.

    (c)        Any action required to or which may be taken at a meeting of member(s) may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all member(s). Any such written consent may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

    (d)        Regular meetings of the member(s) shall be held at least annually. Member(s) may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

        Section 3.6 Vote. Except as specifically set forth herein, any matter requiring the vote of the members shall require (including for purposes of actions taken by the members in order to manage the Company as provided in Article IV hereof) a majority in Percentage Interests of the members in order to constitute the act of the members.

        Section 3.7 Notice. Meetings of the member(s) may be held at such places and at such times as the member(s) may from time to time determine. Written notice of the time, place, and purpose of such meeting shall be served by registered or certified prepaid, first class mail, via overnight courier using a nationally reputable courier, or by fax or cable, upon each member and shall be given at least two (2) business days prior to the time of the meeting. No notice of a meeting need be given to any member if a written waiver of notice, executed before or after the meeting by such member thereunto duly authorized, is filed with the records of the meeting, or to any member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

        Section 3.8 Delegation of Powers. Subject to any limitations set forth in the Act, the Member, or, if additional members are admitted, the member(s) may delegate any of its or their powers to officers of the Company pursuant to Section 4.2 hereof, or otherwise to committees consisting of persons who may or may not be member(s). Every officer or committee shall, in the exercise of the power so delegated, comply with any restrictions that may be imposed on them by the member(s) and this Agreement.

        Section 3.9 Withdrawals and Removals of Member(s). No member may resign, withdraw or be removed as a member of the Company without the written consent of all of the member(s).

ARTICLE IV

Management

        Section 4.1 General. Except as specifically set forth herein, the business and affairs of the Company shall be managed by and under the direction of the Member, or, if additional members are admitted, the members, who shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein. The Member or members shall serve without compensation from the Company, and the Member or members shall bear the cost of participation in meetings and other activities of the Company.

      Section 4.2 Officers.

    (a)        Election, Term of Office. Pursuant to Section 3.8 hereof, the Member hereby creates the offices and delegates to the officers described in this Section 4.2, the duties set forth herein. The officers shall be elected by the member(s). Except as provided in paragraphs (b) or (c) of this Section 4.2, each elected officer shall hold office until his or her successor shall have been chosen and qualified. Any two offices, except those of the President and the Secretary, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or this Agreement to be executed, acknowledged or verified by any two or more officers.

    (b)        Resignations and Removals. Any officer may resign his or her office at any time by delivering a written resignation to the member(s). Unless otherwise specified therein, such resignation shall take effect upon delivery. Any officer may be removed from office with or without cause by either the member(s) or the President.

    (c)        Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the President, subject to approval and election by the member(s).

    (d)        Conduct of Business. Subject to the provisions of this Agreement, the day-to-day operations of the Company shall be managed by its officers and such officers shall have full power and authority to make all business decisions, enter into all commitments and take such other actions in connection with the business and operations of the Company as they deem appropriate. Such officers shall perform their duties in a manner consistent with this Agreement and with directions which may be given from time to time by the member(s).

    (e)        President. Subject to the further directives of the member(s), the President shall have general and active management of the business of the Company subject to the supervision of the member(s), shall see that all orders and resolutions of the member(s) are carried into effect and shall have such additional powers and authority as are specified by the provisions of this Agreement.

    (f)        Secretary. The Secretary shall attend all meetings of the member(s) and record all the proceedings of the meetings and all actions taken thereat in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the member(s), and shall perform such other duties as may be prescribed by the member(s) or the President. The Assistant Secretary, if there be one, shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the member(s) may from time to time prescribe.

    (g)        Other Officers. The member(s) from time to time may appoint such other officers or agents as it may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the member(s) may determine in its sole discretion. The member(s) from time to time may delegate to one or more officers or agents the power to appoint any such officers or agents and prescribe their respective rights, terms of office, authorities and duties.

    (h)        Officers as Agents; Authority. The officers, to the extent of their powers set forth in this Agreement and/or delegated to them by the member(s), are agents and managers of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

        Section 4.3 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the member(s) or officers herein set forth.

        Section 4.4 Expenses. Except as otherwise provided in this Agreement or prohibited by law, the Company shall be responsible for and shall pay all expenses out of funds of the Company determined by the member(s) to be available for such purpose, provided that such expenses are those of the Company or are otherwise incurred by the member(s) in connection with this Agreement, including, without limitation:

    (a)        all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to any member(s) of checks, financial reports, tax returns and notices required pursuant to this Agreement or in connection with the holding of any meetings of the member(s);

    (b)        All expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

    (c)        all expenses for indemnity or contribution payable by the Company to any person;

    (d)        all expenses incurred in connection with the collection of amounts due to the Company from any person;

    (e)        all expenses incurred in connection with the preparation of amendments to this Agreement; and

    (f)        expenses incurred in connection with the liquidation, dissolution and winding up of the Company.

ARTICLE V

Finance

      Section 5.1 Form of Contribution.

    (a)        The contribution of a member to the Company must be in cash or property, provided that if there is more than one member, all member(s) must consent in writing to contributions of property. To the extent there is more than one member, additional contributions in the same proportion shall be made by each member, except as may be approved by all member(s). No member is required to make any contribution of property or money to the Company in excess of the property or money it has agreed to contribute to the Company. The Member shall be required to make a contribution in connection with its admission pursuant to Section 3.1 hereof in the amount of $100.00, effective August 24, 2004.

    (b)        At any time that there is more than one member, a capital account shall be maintained for each member, to which contributions and profits shall be credited and against which distributions and losses shall be charged. Such capital accounts shall be maintained in accordance with the tax accounting principles prescribed by the Treasury Regulations (the “Allocation Regulations”) promulgated under Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), so that the tax allocations provided in this Agreement shall, to the extent possible, satisfy the “alternate economic effect test” within the meaning of the Allocation Regulations.

        Section 5.2 Allocation of Profits and Losses. The profits and losses of the Company shall be allocated entirely to the Member or, if additional member(s) are admitted, the member(s) in proportion to their respective Percentage Interests.

        Section 5.3 Distributions. The distributions of the Company shall be distributed entirely to the Member or, if additional member(s) are admitted, the member(s) in proportion to their respective Percentage Interests.

ARTICLE VI

Distribution

        Section 6.1 Distribution in Kind. Notwithstanding the provisions of Section 18-605 of the Act, a member may be compelled to accept distributions in-kind from the Company.

ARTICLE VII

Assignment of Limited Liability Company Interests

        Section 7.1 Assignment of Limited Liability Company Interests. Interests in the Company may be assignable and transferable. Any transferee shall not be admitted as a member unless and until the transferee has executed a counterpart of this Agreement and members then admitted consent unanimously to the admission of the transferee.

ARTICLE VIII

Dissolution

        Section 8.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (i) the consent of the Member, or, if additional member(s) are admitted, the unanimous consent of the members, and (ii) an event of dissolution of the Company under the Act.

        Section 8.2 Winding Up. Subject to the provisions of the Act, the Member or, if additional member(s) are admitted, the member(s) (acting by written consent of all member(s)) shall have the right to wind up the Company’s affairs in accordance with Section 18-803 of the Act (and shall promptly do so upon dissolution of the Company) and shall also have the right to act as or appoint a liquidating trustee in connection therewith.

        Section 8.3 Distribution of Assets Upon Dissolution. Upon the winding up of the Company, the assets shall be distributed in the manner provided in Section 18-804 of the Act.

ARTICLE IX

Tax Characterization

        Section 9.1 Tax Treatment. Until such time as the Company shall have more than one member, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. In the event that that the Company shall have more than one member, it is the intention of the members that the Company be taxed as a partnership for federal and all relevant state tax purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Company shall timely make all necessary elections and filings for federal, state, and local tax purposes to accomplish the foregoing objective.

        Section 9.2 Form K-1. After the end of each Fiscal Year for which the Company shall have more than one member, the member(s) shall cause to be prepared and transmitted, as promptly as possible, and in any event within 90 days of the close of such Fiscal Year, a federal income tax Form K-1 and any required similar state income tax form for each member.

        Section 9.3 Company Tax Returns. The Member, or if additional member(s) are admitted, the member(s) shall cause to be prepared and timely filed all tax returns required to be filed for the Company. The Member or the member(s) (as the case may be) may, in their sole discretion, make or refrain from making any federal, state or local income or other tax elections for the Company that it deems necessary or advisable; provided that if there is more than one member, the prior written consent of all the member(s) shall be required in order for the Company to make an election pursuant to Section 754 of the Code.

ARTICLE X

Exculpation and Indemnification

        Section 10.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, no member, or any officers, directors, stockholders, partners, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative, manager or agent of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

        Section 10.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to any claim, issue or matter in which it has engaged in fraud, willful misconduct, bad faith or gross negligence.

ARTICLE XI

Miscellaneous

        Section 11.1 Amendment to this Agreement. Except as otherwise provided in this Agreement, this Agreement may be amended by, and only by, a written instrument executed by the Member or, if additional member(s) are admitted, unanimous consent of the member(s).

        Section 11.2 Successors; Counterparts. Subject to Article VIII, this Agreement (a) shall be binding as to the executors, administrators, estates, heirs, assigns and legal successors, or nominees or representatives, of the Member or, if additional member(s) are admitted, the member(s) and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

      Section 11.3 Governing Law; Severability.

    (a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement and this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provisions relating to the distributions and allocations of the Company or to any expenses payable by the Company are invalid or unenforceable, this Agreement shall be construed or interpreted so as (i) to make it enforceable or valid and (ii) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

    (b)        Each party hereto (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect his or its right to bring any action in any other court.

        Section 11.4 Filings. Cecilia Temple, is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall, as an “Authorized Person” within the meaning of the Act, prepare or cause to be prepared any documents required to be filed and recorded under the Act, and the Member shall promptly cause each such document required to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Member shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

        Section 11.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

        Section 11.6 Further Assurances. Each member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

        Section 11.7 Notices. All notices, requests and other communications to any member shall be in writing (including telecopier or similar writing) and shall be given to such member (and any other person designated by such member) at its address or telecopier number set forth in a schedule filed with the records of the Company or such other address or telecopier number as such member may hereafter specify for the purpose by notice. Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified pursuant to this Section and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section.

        Section 11.8 Books and Records; Accounting. The Member or, if additional member(s) are admitted, the member(s) shall keep or cause to be kept at the address of the Company (or at such other place as the member(s) shall determine in their discretion) true and full books and records regarding the status of the business and financial condition of the Company.

        IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

Cinergy Solutions, Inc.

By: /s/ M. Stephen Harkness M. Stephen Harkness President